Exhibit 10.12

CRIMSON BAYOU PARTICIPATION AGREEMENT

THIS PARTICIPATION AGREEMENT ("Agreement") is made and entered into this 30 day of November, 2005, but shall be effective as of October 1, 2005 (the "Effective Date"), by and between RANGE PRODUCTION I, L. P., a Texas limited partnership, by and through its General Partner, Range Production Company, a Delaware corporation, whose address is 16801 Greenspoint Park Drive, Suite 200, Houston, Texas 77060-2320 ("Range") and IGNIS PETROLEUM CORPORATION, a Nevada corporation, whose address is 100 Crescent Court, 7th Floor, Dallas, Texas 75201 ("Ignis"). Range and Ignis may be referred to herein collectively as the "Parties" or individually as a “Party”.

WITNESSETH

WHEREAS, Range owns rights to certain geophysical data and oil and gas leasehold interests, and agreements to acquire leasehold interests, within that certain geographical area known as the Crimson Bayou Prospect located in Iberville Parish, Louisiana, being the colored area bounded by a red dashed outline as depicted on Exhibit "A" (the "Contract Area") attached hereto and made a part hereof for all purposes, and Range has developed a plan to explore and develop the Contract Area for oil and gas production; and,

WHEREAS, Ignis desires to earn an interest in and to the oil and gas leases (the "Leases") owned, controlled or currently being acquired by Range in the Contract Area, by participating in the cost, risk, expense and liability of drilling a test well thereon subject to the terms, provisions and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the Initial Cash Consideration to be paid as set forth in Paragraph V below, and of the mutual covenants, obligations, promises, and benefits set forth below, (collectively, the "Consideration"), the receipt and sufficiency of which are hereby acknowledged, Range and Ignis mutually agree as follows:

I.
Existing Leasehold Interests

Range represents that it owns, controls or is currently completing acquisition of the Leases which cover and affect not less than 1,011.550 gross mineral acres within the Contract Area, as more particularly described on Exhibit "B" attached hereto. Range further represents that with respect to the Leases:

1)	each Lease is valid and subsisting under its terms and any and all delay or drilling deferment rentals required to maintain such Lease has been timely and properly paid;

2)
each Lease is burdened with the landowners' royalty as provided in the Lease, and with an overriding royalty interest in favor of SOLEX Corporation or its successors or assigns equal to three and one-half percent of eight-eighths (3.5% of 8/8ths) (the "SOLEX ORRI"), thus delivering a net revenue interest of 71.5% to the 100% working interest. Range has not created any other burdens that will affect the Leases and agrees to defend, keep, save and hold Ignis harmless against any claim of interest arising, or to arise, by, through or under Range, but not otherwise;

3)	the Leases are not subject to any pre-existing marketing agreements.

II.
Contract Area Operations

Concurrently herewith, the Parties have made and entered into that certain Joint Operating Agreement attached hereto as Exhibit "C" (the "JOA"), which names Range Production Company as Operator and which JOA shall govern all operations to be conducted by the Parties and all rights and duties of all owners of interest in the Leases and all wells to be drilled and facilities to be established within the Contract Area. In the event of any conflict between this Agreement and the JOA, this Agreement shall be the controlling document as to all matters or conflicts except as to matters covered only in the JOA. The JOA shall include an Insurance Exhibit providing for Ignis, at its option, to elect to be named as an additional insured under Operator's Extra Expense Insurance, Physical Damage Coverage and Excess Liability Umbrella Coverage at amounts set forth on said Insurance Exhibit.

III.
Acquisition of Additional Interest

The acquisition of any additional interest of whatsoever kind, including, without limitation, any fee interest, oil, gas and mineral lease, lease option, royalty or overriding royalty acquired by the Parties within the Contract Area and not included on Exhibit "A" hereto, shall be handled in accordance with the terms of the Area of Mutual Interest provision set out in Paragraph VII. hereof. Each such acquisition shall be subject to the SOLEX ORRI. The interests of the Parties in and to any such acquisition shall be as set out in Exhibit "A" of the JOA.

IV.
Initial Test Well

Ignis shall participate for twenty-five percent (25%) of 8/8ths working interest in the drilling of the initial test well to be drilled within the Contract Area at a surface location described as X = 1,975,952.00 and Y = 547,652.00 and a bottom hole location described as X = 1,976,134.66 and Y = 546,818.43 (the "Test Well"). The Test Well will be drilled to an objective depth of 12,800' TVD RKB or a depth sufficient to test various shallow Miocene Sands (7000' Sand, aka Amphistegina B; 8100' Sand; 'D" Sand, aka Marginulina A/Siphonina davisi; "D-2" Sand; "E" Sand; "E-2" Sand) as well as the deeper Oligocene Cibicides hazzardi Sand ("Test Well"). It is understood and agreed by the Parties that the abnormally pressured Cibicides hazzardi section will only be tested in the event the Test Well first finds commercial production in one or more of the shallow, normally pressured objectives. The Authority For Expenditure ("AFE") for the Test Well is attached as Exhibit "D" hereto. At production casing point, Ignis shall have, pursuant to the terms of the JOA, an election to participate or not participate in any proposed completion attempt. Ignis shall pay twenty-five percent (25%) of the dry hole expenses and completion costs, subject to such casing point election. In the event that the Test Well is not spudded on or before March 31, 2006, subject to reasonable delays due to acquisition of all necessary permits, rig availability, weather and other force majeure events, then Ignis shall have the option to withdraw its commitment to participate under this Agreement without any penalty other than forfeiture of all rights under the Agreement and failure to earn an interest hereunder.

V.
Consideration, Assignment and Interests of the Parties Before and After Payout

Within five (5) business days following the signing of this Agreement, Ignis shall pay to Range the sum of Ninety-One Thousand Five Hundred Forty Dollars ($91,540.00), being the "Initial Cash Consideration" to reimburse Range for Ignis's twenty-five percent (25%) share of Range's lease bonus, rentals and geological and geophysical costs already expended up to the Effective Date of the Agreement. Ignis shall thereafter share in any costs expended on the Test Well and associated appurtenances in accordance with and as prescribed in the JOA. The Initial Cash Consideration shall be paid by certified check or wire transfer to Range Resources Corporation, Bank One, Texas, Account No. 074001-5433, ABA No. 111000614.

By participating in the drilling and completion of the Test Well, Ignis shall earn from Range a recordable Assignment of Oil, Gas and Mineral Leases ("Assignment”), in the form of Exhibit "E" attached hereto and made a part hereof for all purposes, conveying to Ignis an undivided twenty-five percent (25%) of 8/8ths working interest in the Leases. In the Assigrunent, Range shall reserve a twenty percent (20%) back-in working interest, to be effective at payout of the Test Well, as defined below, or as of the commencement of drilling of any subsequent well or construction of any facilities required to prepare and bring production from such well or wells to market. As a result of Range's reversionary interest, the interests of the Parties as set out in the JOA shall be as follows:

BEFORE PAYOUT OF TEST WELL:	Range	75% WI
	Ignis	25% WI

AFTER PAYOUT OF TEST WELL OR AS
OF COMMENCEMENT OF OPERATIONS
FOR ANY SUBSEQUENT WELL OR FACILITY:	Range	80% WI
	Ignis	20% WI

"Payout" of the Test Well shall be defined as occurring at such time as the Parties have recovered from the sale of production of oil, gas and other minerals from said well, a sum of money equal to the total cost incurred by the Parties in house rentals, lease bonus, G&G, drilling, completing, equipping and operating such well. Range agrees to furnish Ignis with a complete payout statement at quarterly intervals detailing costs and expenses incurred and production sold from said well and indicating the balance to payout as of said date.

VI.
Marketing of Production

In the event the Test Well is completed as a well capable of producing oil and/or gas in commercial quantities, at Ignis's option Range, or its successors and assigns, shall market Ignis's share of production from the Leases on a ratable take basis under the same terms and conditions under which Range markets its own share of production, without any marketing fee imposed unilaterally by Range; however, Range shall have no liability or obligation with respect to any marketing fee or similar cost or expense that might be imposed by an unaffiliated third party acting beyond Range's control. In the event Range is marketing for Ignis, Range will pay Ignis's share of royalties, overriding royalties, severance tax payments and other payments burdening Ignis's interest, on behalf of Ignis and out of Ignis's share of production.

VII.
Area of Mutual Interest

The Parties hereby create an Area of Mutual Interest ("AMI”) consisting of the Contract Area as depicted on Exhibit "A" hereto. The term of the AMI shall extend for the term of the JOA plus six months, unless sooner terminated by the Parties. During the term of the if any Party ("Acquiring Party") acquires an oil and gas interest ("Acquired Interest") within the AMI, including, without limitation, any fee interest, oil, gas and mineral lease, lease option, royalty or overriding royalty or interest acquired by lease extension or renewal, or via farmin, dry hole or acreage contribution or any contract affecting the lands lying within the Contract Area, the Acquiring Party shall promptly notify the other Party ("Offeree") in writing of such acquisition. The notice shall include a complete description of the interest acquired, including the nature of such interest, the term, cost of acquisition and any burdens affecting the interest, and shall be accompanied by copies of the instrument(s) by which such Acquired Interest was obtained. The Offeree shall have the right to acquire its proportionate share (as shown on Exhibit "A" of the JOA) of such Acquired Interest, by responding in writing within thirty (30) days following receipt of the notice and advising the Acquiring Party of its election. If a well is then drilling within the AMI or at a location outside the AMI of which the result could be expected to materially affect the value of the Acquired Interest, the notice shall include such information and the Offeree shall in such event have a period of forty-eight (48) hours after receipt of said notice within which to elect to acquire its proportionate interest in the Acquired Interest. The failure of the Offeree to respond in writing within said thirty (30) day or forty-eight (48) hour election period shall be deemed an election by such Offeree not to acquire its proportionate share of the Acquired Interest. In the event the Offeree elects to acquire its share of the Acquired Interest, the Acquired Interest shall be owned and the acquisition cost thereof shall be borne by the Parties in the proportions shown on Exhibit "A" to the JOA. Should the Offeree decline to acquire its share of the Acquired Interest, that interest shall be retained and owned by the Acquiring Party, provided, however, that if there is more than one offeree, and one or more offerees decline to acquire their share of the Acquired Interest, such interest shall first be made avaialbe to the Offerees who elected to acquire part of the Acquired Interest on a proportionate basis, and the remainder, if any, shall be retained by the Acquiring Party. Any assignment made by the Acquiring Party to the Offeree shall be made free and clear of any burdens placed thereon by the Acquiring Party, other than the SOLEX ORRI as stated in Paragraph III., above, but without warranty of title, either express or implied. The assignment shall be made and accepted subject to, and the assignee shall expressly assume its share of, all of the obligations of the Acquiring Party.

The provisions of this AMI shall not apply to acquisitions as a result of merger, consolidation, reorganization or an acquisition from a parent, subsidiary or affiliated corporation, nor shall it apply to sales and acquisitions between partners in a partnership or joint venture.

VIII.
General

A. Entire Agreement. All terms, conditions and provisions of this Agreement shall extend to and be binding upon the Parties hereto, their respective heirs, legal representatives, successors and assigns. This Agreement together with the JOA and other exhibits incorporated herein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, oral and written, between the Parties with respect to the subject matter of this Agreement. This Agreement may be modified and amended only by written instrument executed by the Parties hereto.

B. Waivers. The failure at any time of any Party to require performance by any other Party of any responsibility or obligation required by this Agreement shall in no way affect a Party's right to require such performance at any time thereafter, nor shall the waiver by a Party of a breach of any provision of this Agreement by any other Party constitute a waiver of any other breach of the same or any other provision nor constitute a waiver of the responsibility or obligation itself.

C. Relationship of the Parties. It is not the purpose or intention of this Agreement to create, and this Agreement shall never be construed as creating, a joint venture, mining partnership, or other relationship whereby any Party shall be held liable for the acts, either a omission or commission, of any other Party hereto.

D. Laws, Rules and Regulations. The Parties agree to comply with all laws, rules, and regulations, which are now or may become applicable to the operations covered by this Agreement or arising out of the performance of such operations. If any Party hereto, itself innocent of any violation, is required to pay any fine or penalty resulting from the failure of its partner(s) to comply with such laws, rules, or regulations, the party or parties failing to comply shall immediately reimburse the innocent payor for any such payment. In the event that any provision of this Agreement is inconsistent with or contrary to any applicable law, rule or regulation, said provision shall be deemed to be modified to the extent required to comply with said law, rule, or regulation, and this Agreement, as so modified, shall remain in full force and effect.

E. Choice of Law. THE LAWS OF THE STATE OF LOUISIANA SHALL GOVERN THE INTERPRETATION OF THIS AGREEMENT AND ALSO THE RESOLUTION OP ALL CONTRACTUAL ISSUES ARISING HEREUNDER TO THE EXCLUSION OF ANY CONFLICTS OF LAW RULES WHICH WOULD REFER THE MATTER TO THE LAWS OF ANOTHER JURISDICTION.

F. Counterpart Execution. This Agreement may be executed by both Parties signing an original or a counterpart thereof. If this Agreement is executed in counterparts, all counterparts taken together shall have the same effect as if both Parties had signed one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above, but effective as of the Effective Date hereof.

RANGE PRODUCTION I, L.P., By Range Production Company, Its General Partner

By:	/s/ STEVEN M CURRAN
Steven M. Curran Vice President - Gulf Coast Business Unit

IGNIS PETROLEUM CORPORATION

By:	/s/ MICHAEL P. PIAZZA
Title: President & CEO